                                                                    Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors
Center Bancorp, Inc.:

We consent to the use of our report dated January 23, 2003, with respect to the consolidated statements of condition of Center Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to Center Bancorp Inc.'s adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.



                                            KPMG LLP

Short Hills, New Jersey
November 24, 2003


                                       35